Exhibit 99.1

Tobira Therapeutics Reports Third Quarter 2015 Financial Results

Conference Call to be Held Today at 4:30 p.m. Eastern Time

SOUTH SAN FRANCISCO, Calif., Nov. 10, 2015 /PRNewswire/ -- Tobira Therapeutics, Inc. (NASDAQ: TBRA), a biopharmaceutical company developing novel treatments for non-alcoholic steatohepatitis (NASH) and other serious immuno-inflammatory and fibrotic diseases, today reported business highlights and financial results for the third quarter of 2015.

"We are making excellent progress on CENTAUR, our Phase 2b study of cenicriviroc for the treatment of NASH and liver fibrosis. CENTAUR is a well-powered large Phase 2b NASH study that has completed enrollment and exclusively enrolled patients at greater risk of progression to cirrhosis. The study was designed to include key secondary endpoints that may be suitable for registration under accelerated approval. We are pleased to confirm that we remain on track to report topline one-year results in the third quarter of 2016," said Laurent Fischer, M.D., Tobira's chief executive officer. "Investigators in the CENTAUR study have begun to perform liver biopsies for the one-year primary endpoint, thereby reaching an important milestone for the CENTAUR study, patients, caregivers and Tobira.

"Additionally, at the AASLD Annual Meeting starting this weekend, Tobira will be presenting early combination data with cenicriviroc plus pioglitazone. We plan to develop cenicriviroc both as a single agent and as a foundation for future combination therapies in NASH. Cenicriviroc's anti-inflammatory and anti-fibrogenic mechanism, once-daily dosing and well-established safety profile make it an ideal product candidate to develop as a single agent and in combination with metabolically targeted agents. We are committed to developing the full potential of cenicriviroc, to fully address the unmet need for patients at risk of progression to liver cirrhosis or cancer."

Recent Progress

  Successfully transitioned to public company status with strong balance sheet.
  Completed patient recruitment in the CENTAUR Phase 2b study and began year-one primary endpoint liver biopsies.
  Initiated Phase 2a ORION study evaluating metabolic effects of cenicriviroc (CVC) in obese adults with suspected non-alcoholic fatty liver disease.

Upcoming Milestones

  Present pioglitazone and CVC combination Phase 1 PK and safety data at AASLD.
  Present new fibrosis biomarker analysis with CVC and CENTAUR baseline demographics at HepDART 2015.
  Complete enrollment in the Phase 2a ORION study evaluating metabolic effects of CVC in obese adults with suspected non-alcoholic fatty liver disease in Q1 2016.
  Initiate Phase 2 clinical study of CVC in new indication in H1 2016.
  Report ORION Phase 2a interim week 12 interim data in Q2 2016.
  Initiate further clinical combination studies with CVC in NASH in H1 2016.
  Report topline data from CENTAUR Phase 2b study in Q3 2016.

Third Quarter 2015 Financial Results

  Research and development expenses in the third quarter of 2015 were $6.1 million compared to $3.5 million in the third quarter of 2014. The increase is primarily associated with the costs of running the CENTAUR Phase 2b clinical study and the initiation of the ORION Phase 2a study.
  General and administration expenses in the third quarter of 2015 were $2.8 million compared to $12,000 in the third quarter of 2014, which includes a $0.9 million reduction associated with the change in fair value of a stock option liability. The increase was primarily attributable to costs associated with being a publicly traded company and supporting increased research and development activities.
  Cash used in operations in the third quarter of 2015 was $9.4 million.
  Net loss for the third quarter of 2015 was $22.2 million, or $1.22 per share compared with a net loss of $2.9 million, or $7.29 per share for the same period in 2014.
  Third quarter operating expense included a $17.3 million non-cash charge for the impairment of intangible assets related to the Regado aptamer platform.

2015 Nine-Month Results

  Research and development expenses were $18.4 million in the nine months ended September 30, 2015, compared to $8.3 million in the comparable period of 2014.
  General and administration expenses were $8.1 million in the nine months ended September, 30, 2015, compared to $2.8 million in the comparable period of 2014.
  Cash used in operations in the nine months ended September 30, 2015 was $25.2 million.
  Net loss for the nine months ended September 30, 2015 was $40.2 million, or $4.05 per share compared with a net loss of $13.7 million, or $33.91 per share for the same period in 2014.

Cash, Cash Equivalents & Restricted Cash

As of September 30, 2015, Tobira had cash, cash equivalents, and restricted cash totaling $69.0 million.

Conference Call Information

The company will host a conference call today to review Tobira's business highlights and financial results for the third quarter of 2015 beginning at 1:30 p.m. Pacific Time /4:30 p.m. Eastern Time. Analysts and investors can participate in the conference call by dialing +1 (855) 638-8858 for domestic callers and +1 (707) 294-1299 for international callers, using the conference ID# 64027659. The webcast can be accessed live on the Investor Relations page of Tobira's website, http://ir.tobiratherapeutics.com, and will be available for replay for 30 days following the call.

About Cenicriviroc (CVC) and Non-alcoholic Steatohepatitis (NASH)

CVC is an oral, once-daily, potent immunomodulator that blocks two chemokine receptors, CCR2 and CCR5, which are intricately involved in the inflammatory and fibrogenic pathways in NASH that cause liver damage and often lead to cirrhosis, liver cancer or liver failure. Tobira believes this novel approach will establish CVC as both a single-agent and as a cornerstone treatment in multi-therapy regimens for NASH, for which there is currently no approved drug.

CVC is currently being evaluated in Tobira's fully enrolled global Phase 2b CENTAUR study (identifier NCT02217475) and the company expects to announce the study's primary endpoint in the third quarter of 2016. CENTAUR is comparing CVC to placebo in 289 patients with NASH and liver fibrosis. CVC has been granted Fast Track status in patients with NASH and liver fibrosis, the patient population at highest risk of progression to cirrhosis. The CENTAUR study includes surrogate endpoints identified as suitable for registrational studies in findings of an FDA-AASLD workshop reported in Hepatology. To date, approximately 600 subjects have been dosed in completed studies with CVC, including 115 HIV infected subjects on treatment for up to 48 weeks.

NASH is an emerging health crisis impacting 3% to 5% of the U.S. population and 2% to 4% globally. It is the fastest growing cause of liver cancer and liver transplant in the United States due to the rise in obesity. Additionally, this population is estimated to be three to five times larger than the size of the population with hepatitis C in the United States.

About Tobira Therapeutics

Tobira is a clinical-stage biopharmaceutical company focused on the development and commercialization of therapies to treat liver disease, inflammation, fibrosis and HIV. The company's lead product candidate, cenicriviroc (CVC), is a first-in-class immunomodulator and dual inhibitor of CCR2 and CCR5 being evaluated for the treatment of non-alcoholic steatohepatitis (NASH). Learn more about Tobira at www.tobiratherapeutics.com.

Tobira® is a registered trademark owned by Tobira Therapeutics, Inc.

©2015 Tobira Therapeutics, Inc. All Rights Reserved.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the company's clinical development of cenicriviroc (CVC), the potential timing and outcomes of clinical studies of CVC undertaken now or in the future; the ability of the company to timely source adequate supply of its development products from third party manufacturers on whom the company depends; the company's limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all; the company's ability to successfully progress, partner or complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company's ability to protect the company's intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company's products; and other factors listed under "Risk Factors" in the company's other filings with the Securities and Exchange Commission.

Tobira Investor & Media Contact:
Ian Clements, Ph.D.
+1 (650) 351-5013
ir@tobiratherapeutics.com

Canale Communications Media Contact:
Pam Lord
+1 (619) 849-6003
pam@canalecomm.com

TOBIRA THERAPEUTICS, INC.
CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 68,624	$ 6,178
Other current assets	886	1,013
Total current assets	69,510	7,191
Restricted cash	334	334
Other assets	1,976	821
Total assets	$ 71,820	$ 8,346
Liabilities, convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$ 1,283	$ 1,887
Accrued expenses and other liabilities	3,898	6,503
Term loan	—	—
Other current liabilities	76	29,848
Total current liabilities	5,257	38,238
Term loan	15,013	14,789
Other liabilities	217	2,719
Total liabilities	20,487	55,746
Convertible preferred stock	—	61,982
Total stockholders' equity (deficit)	51,333	(109,382)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$ 71,820	$ 8,346

TOBIRA THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating expenses
Research and development	$ 6,092	$ 3,511	$ 18,379	$ 8,274
General and administrative	2,826	12	8,097	2,754
Impairment of intangible assets	17,315	—	17,315	—
Total operating expenses	26,233	3,523	43,791	11,028
Loss from operations	(26,233)	(3,523)	(43,791)	(11,028)
Other income (expense), net
Interest expense	(335)	(1,514)	(2,770)	(3,795)
Change in fair value of preferred stock warrant liabilities	—	2,097	1,939	1,408
Loss before income tax expense	(26,568)	(2,940)	(44,622)	(13,415)
Income tax benefit (expense)	4,357	—	4,392	(271)
Net loss and comprehensive loss	$ (22,211)	$ (2,940)	$ (40,230)	$(13,686)
Net loss per share, basic and diluted	$ (1.22)	$ (7.29)	$ (4.05)	$ (33.91)
Weighted-average common shares outstanding, basic and diluted	18,184,146	403,539	9,929,260	403,539